EXHIBIT 15.4

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Files No. 333-12014 and No. 333-123321) and Form F-3 (File No. 333-128225) of Mer Telemanagement Solutions Ltd., of our report dated February 19, 2009 relating to the financial statements of MTS Asia Limited as of December 31, 2008 and for each of the three years ended December 31, 2008, which report appears in this Annual Report on Form 20-F of Mer Telemanagement Solutions Ltd. for the year ended December 31, 2008.


/S/ BDO MCCABE LO LIMITED

BDO MCCABE LO LIMITED
Certified Public Accountants

March 30, 2009